                                                                      EXHIBIT 2

                          STOCK ACQUISITION AGREEMENT

                                     between

                          ASCEND COMMUNICATIONS, INC.,
                             a Delaware corporation,

                                       and

                                    PSINET INC.,
                              a New York corporation,

                   with respect to all outstanding capital stock of

                            InterCon SYSTEMS CORPORATION,
                      a Delaware corporation and a wholly-owned
                              subsidiary of PsiNet Inc.







                             Dated as of February 1, 1997

                               TABLE OF CONTENTS


                                                                                                                 PAGE
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

ARTICLE I PURCHASE AND SALE OF SECURITIES......................................................................     1

1.1        Acquisition of Stock................................................................................     1

1.2        Consideration.......................................................................................     1

1.3        Closing.............................................................................................     1

ARTICLE II REPRESENTATIONS AND WARRANTIES OF PSI...............................................................     2

2.1        Organization, Standing and Power; Qualification; Subsidiaries.......................................     2

2.2        InterCon Capital Structure..........................................................................     2

2.3        Authority...........................................................................................     3

2.4        Financial Statements................................................................................     4

2.5        Absence of Undisclosed Liabilities..................................................................     4

2.6        Accounts Receivable.................................................................................     4

2.7        Inventory...........................................................................................     5

2.8        Absence of Certain Changes or Events................................................................     5

2.9        Taxes...............................................................................................     6

2.10       Tangible Assets and Real Property...................................................................     8

2.11       Intellectual Property...............................................................................     9

2.12       Bank Accounts.......................................................................................    10

2.13       Contracts...........................................................................................    10

2.14       Labor Difficulties..................................................................................    11

2.15       Trade Regulation....................................................................................    12

2.16       Environmental Matters...............................................................................    12

2.17       Employee Benefit Plans..............................................................................    12

2.18       Compliance with Laws................................................................................    13

2.19       Employees and Consultants...........................................................................    13

2.20       Litigation..........................................................................................    13

2.21       Restrictions on Business Activities.................................................................    13

2.22       Governmental Authorization..........................................................................    13

2.23       Insurance...........................................................................................    13

2.24       No Brokers..........................................................................................    14

2.25       No Misrepresentation................................................................................    14

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ASCEND...........................................................    14
3.1        Organization........................................................................................          14

3.2        Authority...........................................................................................    14

3.3        Investment Representations..........................................................................    15

ARTICLE IV ADDITIONAL AGREEMENTS...............................................................................    15

4.1        Public Disclosure...................................................................................    15

4.2        Confidentiality.....................................................................................    15

4.3        Section 338 Elections...............................................................................    16

                                       i


4.4        Tax Matters and Post-Closing Cooperation............................................................    16

4.5        Additional Agreements; Reasonable Efforts...........................................................    17

4.6        Transition Services.................................................................................    18

4.7        Expenses............................................................................................    18

ARTICLE V CONDITIONS TO ACQUISITION............................................................................    18

5.1        Conditions to Each Party's Obligation to Effect the Acquisition.....................................    18

5.2        Additional Conditions to Obligations of Ascend......................................................    19

5.3        Additional Conditions to Obligations of PSI.........................................................    19

ARTICLE VI AMENDMENT...........................................................................................    20

6.1        Amendment...........................................................................................    20

ARTICLE VII INDEMNIFICATION....................................................................................    20

7.1        Survival of Representations and Warranties..........................................................    20

7.2        Indemnification.....................................................................................    21

7.3        Procedures for Indemnification......................................................................    22

7.4        Defense of Third Party Claims.......................................................................    23

7.5        Settlement of Third Party Claims....................................................................    23

ARTICLE VIII GENERAL PROVISIONS................................................................................    24

8.1        Notices.............................................................................................    24

8.2        Interpretation......................................................................................    25

8.3        Counterparts........................................................................................    25

8.4        Severability........................................................................................    25

8.5        Nonsurvival of Representations, Warranties and Agreements...........................................    25

8.6        Entire Agreement....................................................................................    26

8.7        Governing Law.......................................................................................    26

8.8        Assignment..........................................................................................    26

8.9        Third Party Beneficiary.............................................................................    26

8.10       Arbitration.........................................................................................          26

    EXHIBIT A--OPINION OF PSI COUNSEL
    EXHIBIT B--DISTRIBUTION AGREEMENT BETWEEN PSI AND INTERCON
    EXHIBIT C--OPINION OF ASCEND COUNSEL

                          STOCK ACQUISITION AGREEMENT

    This STOCK ACQUISITION AGREEMENT (the "Agreement") is made and entered into as of February 1, 1997 by and among Ascend Communications, Inc., a Delaware corporation ("Ascend") and PsiNet Inc., a New York corporation ("PSI").

                                    RECITALS

    A. PSI owns 200 shares of common stock of InterCon Systems Corporation, a Delaware corporation ("InterCon"), which constitutes all issued and outstanding shares of capital stock of InterCon (such shares hereinafter referred to as the "InterCon Stock"); and

    B. PSI desires to sell, and Ascend desires to purchase, the InterCon Stock, on the terms and subject to the conditions set forth in this Agreement (the "Acquisition").

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agrees as follows:

                                   ARTICLE I

                        PURCHASE AND SALE OF SECURITIES

    1.1 Acquisition of Stock. Subject to the terms and conditions hereof, at the Closing (as hereinafter defined), PSI will sell to Ascend, and Ascend will purchase from PSI, all right, title and interest of PSI in the InterCon Stock.

    1.2 Consideration. The aggregate acquisition consideration (the "Acquisition Consideration") for the InterCon Stock shall be $12,000,000, payable by Ascend in immediately available United States funds via wire transfer at the Closing.

    1.3 Closing. The closing of the Acquisition (the "Closing") will take place at 8:00 a.m., California time, on the date of this Agreement (the "Closing Date"), at the offices of Gray Cary Ware & Freidenrich, A Professional Corporation, 400 Hamilton Avenue, Palo Alto, CA 94301, or at such other time and place as PSI and Ascend mutually agree. At the Closing or, if acceptable to PSI, within thirteen (13) days thereafter, Ascend will pay the Acquisition Consideration by wire transfer of immediately available funds to such account as PSI may reasonably direct by written notice delivered to Ascend by PSI at least one (1) business day before the Closing Date (payment after the Closing will be deemed to have been made as of the Closing Date). At the Closing, PSI will assign and transfer to Purchaser all of PSI's right, title and interest in and to the InterCon Stock by delivering to Ascend a certificate or certificates representing the InterCon Stock, in genuine and unaltered form, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, with requisite stock transfer tax stamps, if any, attached. At the Closing, there shall also be delivered to Ascend and PSI the opinions, certificates and other contracts, documents and instruments to be delivered in connection with the Agreement.


                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF PSI

    Except as set forth in the disclosure schedule delivered by PSI to Ascend on or before the date of this Agreement and attached hereto (the "InterCon Disclosure Schedule"), PSI represents and warrants to Ascend as follows:

2.1 Organization, Standing and Power; Qualification; Subsidiaries.

    (a) PSI is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

    (b) InterCon is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; has all requisite corporate power to own, lease and operate its properties and to carry on its business as currently being conducted; is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on the business, assets (including intangible assets), properties, liabilities (contingent or otherwise), financial condition, operations, or results of operation (a "Material Adverse Effect") of InterCon; and InterCon does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. InterCon is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

2.2 InterCon Capital Structure.

    (a) The authorized capital stock of InterCon consists of one thousand five hundred (1,500) shares of InterCon Stock of which two hundred (200) shares of InterCon Stock are issued and outstanding and are held of record by PSI. All outstanding shares of InterCon Stock have been duly authorized and validly issued, are fully paid and nonassessable, and are subject to no preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of InterCon or any agreement to which InterCon is a party or by which it is bound. PSI owns all of the issued and outstanding capital stock of InterCon free and clear of any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge, or other encumbrance of any kind, or any contract or agreement to grant any of the foregoing ("Liens"). The delivery of a certificate or certificates at the Closing representing the InterCon Stock will transfer to Ascend good and valid title to the InterCon Stock, free and clear of all Liens.

    (b) There are (i) no equity securities of any class of InterCon or any securities exchangeable into or exercisable for such equity securities issued, reserved for issuance, or outstanding and (ii) no outstanding subscriptions, options, warrants, puts, calls, rights, or other commitments or agreements of any character to which InterCon is a party or by which it is bound obligating InterCon to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities of InterCon or obligating InterCon to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

2.3 Authority.

    (a) PSI has all requisite corporate power and authority to enter into this Agreement and the other documents required to be executed and delivered by PSI hereunder (collectively, the "PSI Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other PSI Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of PSI. This Agreement and the other PSI Transaction Documents have been duly executed and delivered by PSI and constitute the valid and binding obligations of PSI, enforceable against PSI in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity.

    (b) The execution and delivery by PSI of this Agreement and the other PSI Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate or Articles of Incorporation or Bylaws of PSI or InterCon, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any benefit under any note, mortgage, indenture, lease, contract or other agreement or obligation to which PSI or InterCon is a party or by which PSI or InterCon or any of their properties or assets may be bound, (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PSI or InterCon or any of their properties or assets, or (iv) require PSI or InterCon to obtain any consent, approval or action of, make any filing with or give any notice to any entity or person as a result or under the terms of any contract or agreement to which PSI or InterCon is a party or by which their properties or assets are bound, except in the case of (ii) and (iii) for such violations, breaches, defaults, rights or conflicts which would not be reasonably likely to have a Material Adverse Effect on InterCon or materially adversely affect the ability of PSI to consummate the transactions contemplated by this Agreement in accordance with its terms, and, except in the case of (iv) for such consents, approvals or actions which, if not obtained or made, would not be reasonably likely to have a

Material Adverse Effect on InterCon or materially adversely affect the ability of PSI to consummate the transactions contemplated by this Agreement in accordance with its terms.

    (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity (as defined in Section 8.2) is required by PSI or InterCon in connection with the execution and delivery of this Agreement or the other PSI Transaction Documents or the consummation of the transactions contemplated hereby or thereby except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on InterCon or materially adversely affect the ability of PSI to consummate the transactions contemplated by this Agreement in accordance with its terms.


     2.4 Financial Statements. PSI has delivered to Ascend copies of InterCon's unaudited financial statements (balance sheet and statement of operations) for the year ended December 31, 1996 (collectively, the "InterCon Financial Statements"). The InterCon Financial Statements were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved, except, for the absence of required footnotes. The InterCon Financial Statements present fairly in all material respects the financial position of InterCon as of December 31, 1996 and the results of InterCon's operations for the period ended December 31, 1996. InterCon maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.



     2.5 Absence of Undisclosed Liabilities. InterCon does not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, other than (i) liabilities reflected or provided for on the balance sheet as of December 31, 1996 (the "InterCon Balance Sheet") contained in the InterCon Financial Statements, (ii) liabilities specifically described in this Agreement or the InterCon Disclosure Schedule, and (iii) normal or recurring liabilities incurred since December 31, 1996 in the ordinary course of business consistent with past practices.


      2.6 Accounts Receivable. The accounts receivable shown on the InterCon Balance Sheet arose in the ordinary course of business and have been collected or are reasonably expected to be collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts and returns provided for in the InterCon Balance Sheet. The accounts receivable of InterCon arising after the date of the InterCon Balance Sheet and prior to the Closing Date arose, or will arise, in the ordinary course of business and have been collected or will be collectible in the book amounts thereof, less allowances for doubtful accounts and returns determined in accordance with the past practices of InterCon. Except to the extent reflected in the allowance for doubtful accounts and returns provided for in the InterCon Balance Sheet, none of such accounts receivables is subject to any valid and material claim of offset or recoupment or counterclaim, and PSI and InterCon have no knowledge of any specific facts that would be likely to give rise to any such claim; no material amount of such accounts receivable are contingent upon the performance by InterCon of any obligation; and no agreement for deduction or discount has been made with respect to any such accounts receivable.

     2.7 Inventory. The inventories shown on the InterCon Balance Sheet, or thereafter acquired by InterCon consist of items of a quantity and quality usable or salable in the ordinary course of InterCon's business. InterCon has not received notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the supplies or component products required for the manufacture, assembly or production of its products. The value at which inventories are carried reflect the inventory valuation policy of InterCon, which is consistent with its past practice and in accordance with GAAP. Due provision has been made on the books of InterCon, consistent with past practices, to provide for all slow-moving, obsolete, or unusable inventories at their estimated useful or scrap values, and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.


2.8 Absence of Certain Changes or Events. Except as reflected in the InterCon Financial Statements, since December 31, 1996, InterCon has conducted its business in the ordinary course and in a manner consistent with past practices, and has not:

    (a) suffered any event or occurrence that has had or could reasonably be expected to have a Material Adverse Effect on InterCon;

    (b) suffered any damage, destruction or loss, whether covered by insurance or not, adversely affecting its properties or business;

    (c) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of its capital stock or declared any direct or indirect redemption, retirement, purchase or other acquisition of such shares;

    (d) issued any shares of its capital stock or any warrants, rights, or options for, or entered into any commitment relating to such capital stock except for exercises and conversions of employee stock options.

    (e) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates;

    (f) sold, leased, abandoned or otherwise disposed of any real property or machinery, equipment or other operating property;

    (g) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other material intangible asset;

    (h) entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure);

    (i) incurred any liability, except in the ordinary course of business and consistent with past practice and except liabilities contemplated by clauses (i) through (iii) of Section 2.5 of this Agreement;

    (j) permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except for liens for current taxes not yet due and purchase money security interests incurred in the ordinary course of business;

    (k) made any capital expenditure or commitment for additions to property, plant or equipment individually in excess of ten thousand dollars ($10,000) or in the aggregate in excess of forty thousand dollars ($40,000);

    (l) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its officers, directors or shareholders or any affiliate of any of the foregoing, other than employee compensation and benefits and reimbursement of employment related business expenses incurred in the ordinary course of business; or

    (m) agreed to take any action described in this Section 2.8 or which would constitute a breach of any of the representations or warranties of InterCon contained in this Agreement.

2.9 Taxes. As used in this Agreement, the terms (i) "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty

Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Group is required to pay, withhold or collect and for which InterCon is or may be liable; and (ii) the term "Group" shall mean, individually and collectively,
(A) InterCon, (B) PSI, and (C) any individual, trust, corporation, partnership or any other entity as to which InterCon is liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations.

    (a) All returns required to be filed by or on behalf of members of the Group ("Returns") have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are due and payable by the Group with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement. Each member of the Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of InterCon with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that a member of the Group is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

    (b) The amount of InterCon's liability for Taxes due but not yet paid for all periods ending on or before the date of this Agreement does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) solely with respect to InterCon as of the date of this Agreement.

    (c) The Returns of the Group are not currently being audited by the Internal Revenue Service. No deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of the Group, and no member of has received notice (either in writing or verbally, formally or informally) or expects to receive notice that it has not filed a Return or paid Taxes required to be filed or paid by it. The Group is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against the Group or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Group. InterCon and each member of the Group have disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Internal Revenue Code of 1968 (the "Code") Section 6662.

    (d) InterCon is not (nor has it ever been) a party to any tax sharing agreement.

    (e) InterCon is not a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. No member of the Group is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in
Section 897(c)(1)(A)(ii) of the Code and Ascend is not required to withhold tax on the purchase of the stock of InterCon by reason of Section 1445 of the Code. PSI is not a "foreign person" (as that term is defined in Section 1445 of the Code). No member of the Group is a "consenting corporation" under
Section 341(f) of the Code. InterCon has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to InterCon pursuant to
Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. No member of the Group has participated in an international boycott as defined in Code Section 999. InterCon has not agreed, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

    (f) PSI has the authority to consent to the Code Section 338(h)(10) election and similar state elections with respect to this transaction.

2.10 Tangible Assets and Real Property.

    (a) InterCon owns or leases all tangible assets and properties which are necessary for the conduct of its business as currently conducted or which are reflected on the InterCon Balance Sheet or acquired since the date of the InterCon Balance Sheet ("Material Tangible Assets"). The Material Tangible Assets are in good operating condition and repair.

    (b) InterCon has good and marketable title to all Material Tangible Assets that it owns, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except for liens for current taxes not yet due and payable and purchase money security interests.

    (c) Assuming the due execution and delivery thereof by the other parties thereto, all leases of Material Tangible Assets to which InterCon is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and
(ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such leases have been provided to Ascend.

    (d) InterCon owns no real property. The InterCon Disclosure Schedule sets forth a true and complete list of all real property leased by InterCon.

Assuming the due execution and delivery thereof by the other parties thereto, all such real property leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies all such of real property leases have been provided to Ascend.

    2.11 Intellectual Property.

    (a) InterCon owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks and copyrights, and any applications for and registrations of such patents, trademarks, trade names, service marks and copyrights and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of InterCon as currently conducted (all of which are referred to as the "InterCon Intellectual Property Rights").

    (b) Section 2.11 of the InterCon Disclosure Schedule contains an accurate and complete description of (i) all patents and patent applications and all trademarks, trade names, service marks and registered copyrights, included in the InterCon Intellectual Property Rights, including the jurisdictions in which each such InterCon Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed, (ii) all licenses, sublicenses, distribution agreements and other agreements to which InterCon is a party and pursuant to which any person is authorized to use any InterCon Intellectual Property Rights or has the right to manufacture, reproduce, market or exploit any product of InterCon (a "InterCon Product") or any adaptation, translation or derivative work based on any InterCon Product or any portion thereof, (iii) all licenses, sublicenses and other agreements to which InterCon is a party and pursuant to which InterCon is authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software ("Licensed Intellectual Property"), which is incorporated in or forms a part of any InterCon Product, (iv) all joint development agreements to which InterCon is a party, and (v) all agreements with Governmental Entities or other third parties pursuant to which InterCon has obtained funding for research and development activities.

    (c) InterCon is not, nor will it be as a result of the transactions contemplated by this Agreement, in breach of any license, sublicense or other agreement relating to the InterCon Intellectual Property Rights or Licensed Intellectual Property, except for such breaches which would not be reasonably likely to have a Material Adverse Effect on InterCon.

    (d) Each of PSI and InterCon (i) has not received notice that InterCon has been sued in any suit, action or proceeding which involves a claim of infringement by InterCon of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; (ii) has no knowledge that the manufacturing, marketing, licensing or sale of any InterCon Product infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; and (iii) has no knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any InterCon Intellectual Property Rights or Licensed Intellectual Property.

    (e) All designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporating, embodying or reflecting any InterCon Product at any stage of its development (the "InterCon Components") were written, developed and created solely and exclusively by employees of InterCon without the assistance of any third party or were created by third parties who assigned ownership of their rights with respect thereto to InterCon by means of valid and enforceable agreements, copies of which have been provided to Ascend. InterCon has at all times used commercially reasonable efforts to treat the InterCon Products and InterCon Components as containing trade secrets and has not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such trade secrets by their release into the public domain.

    (f) Each person currently or formerly employed by InterCon or PSI (including independent contractors, if any) that has or had access to confidential information of InterCon has executed and delivered to InterCon or PSI a confidentiality and non-disclosure agreement in the forms previously provided to Ascend. To PSI's and InterCon's knowledge, neither the execution or delivery of any such agreement, nor the carrying on of InterCon's business as currently conducted by any such person, as an employee or independent contractor of InterCon or PSI, has or will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons is obligated.


     2.12 Bank Accounts. The InterCon Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which InterCon maintains accounts of any nature, the type of accounts maintained at each such institution and the names of all persons authorized to draw thereon or make withdrawals therefrom.

2.13 Contracts.

    (a) InterCon is not a party or subject to any binding agreement, obligation or commitment, written or oral:

    (i) that calls for any fixed and/or contingent payment or expenditure or any related series of fixed and/ or contingent payments or expenditures by or to InterCon totaling more than $25,000 in any calendar year;

    (ii) with agents, advisors, salesmen, sales representatives, independent contractors or consultants that are not cancelable by it on no more than thirty
(30) days' notice and without liability, penalty or premium;

    (iii) that restricts InterCon from carrying on anywhere in the world its business or any portion thereof as currently conducted;

    (iv) to provide funds to or to make any investment in any other person or entity (in the form of a loan, capital contribution or otherwise);

    (v) with respect to obligations as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person or entity;

    (vi) for any line of credit, standby financing, revolving credit or other similar financing arrangement;

    (vii) with any distributor, original equipment manufacturer, value added remarketer or other person for the distribution of any of the InterCon Products.

    (b) To InterCon's and PSI's knowledge, no party to any such contract, agreement or instrument has expressed its intention to cancel, withdraw, modify or amend such contract, agreement or instrument.

    (c) InterCon is not in material default under or in material breach or violation of, nor is there any valid basis for any claim of material default by InterCon under, or material breach or violation by InterCon of, any contract, commitment or restriction to which InterCon is a party or by which InterCon or any of its properties or assets is bound. To InterCon's or PSI's knowledge, no other party is in material default under or in material breach or violation of, nor, to InterCon's or PSI's knowledge, is there any valid basis for any claim of material default by any other party under, or any material breach or violation by any other party of, any contract, commitment, or restriction to which InterCon is a party or by which InterCon or any of its properties or assets is bound.

     2.14 Labor Difficulties. To PSI's or InterCon's knowledge, InterCon is not engaged in any unfair labor practice or in violation of any applicable laws respecting employment, employment practices or terms and conditions of employment. There is no unfair labor practice complaint against InterCon pending, or to PSI's orInterCon's knowledge threatened, before any Governmental Entity. There is no strike, labor dispute, slowdown, or stoppage pending, or to PSI's or InterCon's knowledge threatened, against InterCon. InterCon is not now and has never been subject to any union organizing activities. InterCon has never experienced any work stoppage or other labor difficulty.

     2.15 Trade Regulation. InterCon has not terminated its relationship with or refused to ship InterCon Products to any dealer, distributor, third party marketing entity or customer which had theretofore paid or been obligated to pay InterCon in excess of ten thousand dollars ($10,000) over any consecutive twelve (12) month period. To PSI's or InterCon's knowledge, all of the prices charged by InterCon in connection with the marketing or sale of any InterCon products or services have been in compliance with all applicable laws and regulations. No claims have been asserted or, to InterCon's or PSI's knowledge, threatened against InterCon with respect to the wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other material violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and, to InterCon's or PSI's knowledge, no specific situation, set of facts, or occurrence provides any basis for any such claim.

2.16 Environmental Matters.

    (a) Except as set forth in the InterCon Disclosure Schedule, no material amount of any substance that has been designated by applicable law or regulation to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, excluding office, janitorial and other immaterial supplies (a "Hazardous Material") is present, as a result of the actions of InterCon or, to InterCon's or PSI's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that InterCon has at any time owned, operated, occupied or leased. To InterCon's or PSI's knowledge, no underground storage tanks are present under any property that InterCon has at any time owned, operated, occupied or leased.

    (b) At no time has InterCon transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law, rule, regulation or treaty promulgated by any Governmental Entity (collectively, "Hazardous Materials Activities").

    (c) To PSI's or InterCon's knowledge, InterCon currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of its business as such business is currently being conducted.

    (d) No action, proceeding, writ, injunction or claim is pending or, to the InterCon's or PSI's knowledge, threatened concerning any Environmental Permit or any Hazardous Materials Activity of InterCon. InterCon is not aware of any fact or circumstance which could involve InterCon in any material environmental litigation or impose upon InterCon any material liability concerning Hazardous Materials Activities.

     2.17 Employee Benefit Plans. InterCon neither maintains or has any liability or obligation associated with any (i) employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), (ii) bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plan, or (iii) unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of InterCon.

     2.18 Compliance with Laws. InterCon has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any statute, law or regulation applicable to the ownership or operation of its business.

     2.19 Employees and Consultants. The InterCon Disclosure Schedule or a letter delivered to Ascend by InterCon contains a list of the names of all employees and consultants of InterCon, their salaries or wages, other compensation and dates of employment and positions.

     2.20 Litigation. Except as set forth in Section 2.20 of the InterCon Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, or to InterCon's or PSI's knowledge, threatened, against InterCon or any of its properties or officers or directors (in their capacities as such). There is no judgment, decree or order against InterCon or, to InterCon's or PSI's knowledge, any of its directors or officers (in their capacities as such) that could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on InterCon.


     2.21 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon InterCon which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of InterCon or the conduct of business by InterCon as currently conducted.

     2.22 Governmental Authorization. InterCon has obtained each governmental consent, license, permit, grant or other authorization of a Governmental Entity that is required for the operation of the business of InterCon as currently conducted except for those which, if not obtained, would not be reasonably likely to have a Material Adverse Effect on InterCon.

     2.23 Insurance. The InterCon Disclosure Schedule contains a list and description of all insurance policies maintained by it. There is no material claim relating to InterCon pending under any of such policies or policies held by PSI as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid, and InterCon is otherwise in compliance with the terms of such policies. InterCon has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     2.24 No Brokers. Each of PSI and InterCon is not obligated for the payment of fees or expenses of any broker, finder or other person in connection with the origination, negotiation or execution of this Agreement or the other PSI Transaction Documents or any transaction contemplated hereby or thereby.

     2.25 No Misrepresentation. No representation or warranty by PSI in this Agreement, and no written statement, certificate or schedule furnished or to be furnished by or on behalf of PSI pursuant to this Agreement, when taken together, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading.
                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF ASCEND

    Except as set forth in the disclosure schedule delivered by Ascend to InterCon on or before the date of this Agreement and attached hereto (the "Ascend Disclosure Schedule"), Ascend represents and warrants to PSI follows:

    3.1 Organization. Ascend is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

    3.2 Authority.

    (a) Ascend has all requisite corporate power and authority to enter into this Agreement and the other documents required to be executed and delivered by Ascend hereunder (collectively, the "Ascend Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Ascend Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Ascend. This Agreement and the Ascend Transaction Documents to which they are parties have been duly executed and delivered by Ascend and constitute the valid and binding obligations of Ascend, enforceable in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

    (b) The execution and delivery of this Agreement by Ascend and the other Ascend Transaction Documents do not, and the consummation of the transactions contemplated hereby or thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Ascend, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Ascend is a party or by which it or any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Ascend or any of its properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not be reasonably likely to have a Material Adverse Effect on Ascend and its subsidiaries, taken as a whole.

    (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity (as defined in Section 8.2) is required by or with respect to Ascend in connection with the execution and delivery of this Agreement or the other Ascend Transaction Documents or the consummation of the transactions contemplated hereby or thereby except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on Ascend or materially and adversely affect the ability of Ascend to consummate the transactions contemplated by this Agreement in accordance with its terms.

3.3 Investment Representations.

    (a) The InterCon Stock is being acquired for Ascend's own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933 or other applicable securities laws.

    (b) Ascend is an "Accredited Investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

                                   ARTICLE IV

                             ADDITIONAL AGREEMENTS

    4.1 Public Disclosure. Except with the prior written consent of the other party, neither party to this Agreement shall issue any press release or other public statement with respect to this Agreement or the transactions contemplated hereby, subject to that party's obligations to comply with applicable securities laws and NASD listing requirements.

     4.2 Confidentiality. "Confidential Information" as used in this Agreement shall mean any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae owned or licensed by InterCon. PSI's obligations under this section with respect to any portion of Confidential Information shall terminate when PSI can document that: (a) it enters the public domain subsequent to the date of this Agreement through no fault of PSI; (b) it was developed after the date of this Agreement by employees or agents of PSI independently of and without reference to the Confidential Information; or (c) the communication of the Confidential Information in violation of this section was in response to a valid order by a court or other governmental body, was otherwise required by law, or was necessary to establish the rights of either party under this Agreement. PSI agrees that it will not make use of, disseminate, or in any way disclose Confidential Information to any person, firm or business and will use reasonable efforts to ensure that its employees and consultants do not make use of, disseminate, or in any way disclose Confidential Information to any person, firm or business. PSI will immediately give notice to Ascend of any unauthorized use or disclosure of the Confidential Information that it becomes aware of.

4.3 Section 338 Elections. Ascend and PSI shall join in an election to have the provisions of Section 338(h)(10) of the Code and similar provisions of state law ("Section 338(h)(10) Elections") apply to the acquisition of InterCon. Ascend shall be responsible for, and control, the preparation and filing of such election. The allocation of purchase price among the assets of InterCon shall be made in accordance with Code Sections 338 and 1060 and any comparable provisions of state, local or foreign law, as appropriate. PSI shall, unless it would be unreasonable to do so, accept Ascend's determination of such purchase price allocations and shall report, act, and file in all respects and for all purposes consistent with such determination of Ascend. PSI shall execute and deliver to Ascend such documents or forms (including Section 338 Forms, as defined below) as Ascend shall request for an effective Section 338(h)(10) Election. "Section 338 Forms" shall mean all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other local taxing authority in connection with a Section 338(h)(10 Election, including, without limitation, any "statement of Section 338 election" and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treasury Regulations.

4.4 Tax Matters and Post-Closing Cooperation.

    (a) Except as provided in Section 4.4(b), PSI shall pay all Taxes arising from or relating to the transactions contemplated by this Agreement.

    (b) PSI shall be responsible for and shall pay any income, franchise or similar Taxes arising as a result of any Section 338(h)(10) Election or any comparable or resulting election under state law filed by Ascend or PSI. Notwithstanding the preceding sentence, (i) Ascend shall pay any state or local transfer, sales or use, notarial or similar fees or Taxes arising as a result of the sale of the shares and the transactions contemplated hereby including as a result of any Section 338(h)(10) Election, and (ii) Ascend shall be responsible for and shall pay any income, franchise or similar taxes imposed by any state or local taxing authority as a result of any Section 338(g) election (or any comparable election under state law) if such state or local taxing authority does not allow or respect a Section 338(h)(10) Election (or any comparable or resulting election under state law) with respect to the purchase and sale of the shares of InterCon contemplated hereby.

    (c) Except as provided in Section 4.4(b), PSI shall pay all Taxes that may be due after the Closing Date that are allocable to the period prior to and including the Closing Date. In order appropriately to apportion any of these Taxes relating to a period that includes (but that would not, but for this Section (c) close on) the Closing Date, the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authorities to treat for all purposes the Closing Date as the last day of a taxable period of InterCon, and such period shall be treated as a "Short Period" and a "Pre-Closing Period" for purposes of this Agreement.

    In any case where applicable law does not permit InterCon to treat the Closing Date as the last day of a Short Period, then for purposes of this Agreement, the portion of such Taxes that is attributable to the operations of InterCon for such Interim Period (as defined below) shall be (i) in the case of Taxes that are not based on income or gross receipts, the total amount of such Taxes for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in the entire period in question, and (ii) in the case of Taxes that are based on income or gross receipts, the Taxes that would be due with respect to the Interim Period, if such Interim Period were a Short Period. "Interim Period" means with respect to any Taxes imposed on InterCon on a periodic basis for which the Closing Date is not the last day of a Short Period, the period of time beginning on the first day of the actual taxable period that includes (but does not end on) the Closing Date and ending on and including the Closing Date.

    (d) The parties acknowledge that the 1994 Federal tax returns for Intercon Systems Corporation, a Virginia corporation, are currently being audited by the Internal Revenue Service, and agree that any liability associated with these returns is a liability of PSI and not InterCon and any refunds associated with these returns are assets of PSI and not assets of InterCon.


    4.5 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Ascend with full title to all properties, assets, rights, approvals, immunities and franchises of InterCon, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     4.6 Transition Services. Following the Closing and until March 31, 1997, PSI will provide to Ascend and/or InterCon services to assist Ascend to integrate InterCon into Ascend's consolidated operations, as reasonably requested by Ascend or InterCon.


4.7 Expenses. The parties shall each pay their own legal, accounting and financial advisory fees and other out-of-pocket expenses related to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated.

4.8 Post-Closing Expense Adjustment. It is anticipated that PSI may pay certain operating expenses of InterCon incurred by InterCon after the Closing and before February 28, 1997. To the extent such payments are made, Ascend will promptly reimburse PSI for such payments upon receipt of reasonable evidence documenting such payments.

4.9 Leased Equipment. Following the Closing, PSI will ensure that InterCon has quiet enjoyment and use of the equipment listed in the InterCon Disclosure Schedule (pursuant to the disclosure regarding Section 2.10(a) of this Agreement). PSI will acquire the equipment within 60 days following the Closing Date and will assign this equipment to Intercon upon acquiring the equipment.

                                   ARTICLE V

                           CONDITIONS TO ACQUISITION

    5.1 Conditions to Each Party's Obligation to Effect the Acquisition. The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction prior to the Closing Date of the following conditions:

    (a) All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity shall have been obtained or filed, or shall have occurred as the case may be.

    (b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition or limiting or restricting Ascend's conduct or operation of the business of Ascend or InterCon after the Acquisition shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity, seeking any of the foregoing be pending.

5.2 Additional Conditions to Obligations of Ascend. The obligations of Ascend to effect the Acquisition are subject to the satisfaction of each of the following additional conditions, any of which may be waived in writing exclusively by Ascend:
     (a) The representations and warranties of PSI set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement and except in all cases for such breaches of, inaccuracies in or omissions from such representations and warranties as do not have a Material Adverse Effect.

    (b) PSI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

    (c) Ascend shall have received from PSI written evidence that the execution, delivery and performance of PSI's obligations under this Agreement have been duly and validly approved and authorized by the Board of Directors of PSI.

    (d) PSI and InterCon shall have received a release of the security interest in the assets and InterCon Stock currently held by Fleet National Bank and the consents listed on Schedule 5.2(d).

    (e) Ascend shall have received from Nixon, Hargrave, Devans & Doyle LLP, counsel to PSI, an opinion of counsel in the form attached hereto as Exhibit A.

    (f) PSI and/or InterCon will terminate any employment contracts that exist between InterCon and any InterCon employee or consultant, and any obligation PSI has to issue options, stock or warrants to any InterCon employee or consultant to whom such options, warrants or stock have been offered or promised will have been fulfilled to the satisfaction of Ascend.

    (g) On or before the Closing, PSI will have assigned to Intercon (i) its intent to use trademark application for the mark "Fluid Licensing," and (ii) all inventions and confidentiality agreements between PSI and those individuals who will be accepting employment with Ascend as of the Closing.

    (h) On or before the Closing, Intercon will deliver the necessary documents to the financial institutions at which Intercon maintains bank accounts removing David Hudson and Van Pham as authorized signatories for those accounts.


     5.3 Additional Conditions to Obligations of PSI. The obligation of PSI to effect the Acquisition is subject to the satisfaction of each of the following additional conditions, any of which may be waived, in writing, exclusively by PSI:

    (a) The representations and warranties of Ascend set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement.

    (b) Ascend shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

    (c) InterCon will have executed a distribution agreement in the form attached hereto as Exhibit B granting PSI distribution rights for InterCon's Internet Valet product.

    (d) At the Closing, Ascend will pay to PSI any debts owed to PSI by InterCon, offset by any amounts owed by PSI to InterCon, as of the Closing, which amount the parties agree is $8,500,000; provided, however, that, if acceptable to PSI, Ascend may pay such debts within thirteen (13) days after the Closing and such payments will be deemed to have been made as of the Closing.

    (e) On or before the Closing, Intercon will have terminated that certain trademark license agreement dated October 1, 1995 between PSI and InterCon.

    (f) PSI shall have received from Gray Cary Ware & Freidenrich, counsel to Ascend, an opinion of counsel in the form attached hereto as Exhibit C.


                                   ARTICLE VI

                                   AMENDMENT

    6.1 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                                  ARTICLE VII

                                INDEMNIFICATION

    7.1 Survival of Representations and Warranties. All of the representations and warranties of PSI contained in this Agreement shall survive the Closing Date for a period of twelve (12) months. After the expiration of such twelve-month period, such representations and warranties shall expire and be of no further force and effect unless a claim or claims with respect thereto shall have been asserted under this Article VII.

7.2 Indemnification.

    (a) Subject to the terms and conditions of this Article VII, PSI agrees to indemnify, defend and hold harmless Ascend, its shareholders, officers, directors, employees and consultants, all subsidiaries and affiliates of Ascend, and the respective officers and directors of such entities (all such persons and entities being collectively referred to as the "Ascend Group") from, against, for and in respect of any and all loss, demand, action, cause of action, assessment, damage, liability, cost or expense, including without limitation, interest, penalties and reasonable attorneys' and other professional fees and expenses incurred in the investigation, prosecution, defense or settlement thereof ("Losses") asserted against, relating to, imposed upon or incurred by Ascend and/or any other member of the Ascend Group by reason of, resulting from, based upon or arising out of any of the following (collectively, "Indemnifiable Losses"):

    (i) the breach in any material respect of any representation or warranty of PSI contained in or made pursuant to this Agreement or any certificate or schedule delivered by PSI in connection herewith;

    (ii) a material breach of any covenant or agreement of PSI contained in this Agreement;

    (iii) any breach by PSI of this Article VII.

    (b) The obligation of PSI to indemnify members of the Ascend Group for any Indemnifiable Losses is subject to the condition that PSI shall have received an Indemnification Claim for all Indemnifiable Losses for which indemnity is sought on or before the first anniversary of the Closing Date.

    (c) The provisions of Section 7.2(b) above shall not limit, in any manner, PSI's obligation to indemnify members of the Ascend Group for any breach of any covenant or agreement of PSI to be performed by PSI following the Closing, including, without limitation, PSI's obligations of confidentiality pursuant to
Section 4.6 of this Agreement.

    (d) PSI shall not be liable for damages in excess of the actual damages suffered by a member of the Ascend Group as a result of the act, circumstance or condition for which indemnification is sought net of (i) any insurance proceeds received by Ascend or a member of the Ascend Group and (ii) any tax benefits realized by Ascend or a member of the Ascend Group as a result of the Indemnifiable Losses for which indemnification is claimed.

    (e) Ascend's exclusive remedy against PSI for any Indemnifiable Losses shall be indemnification under this Article VII; provided, however, that: nothing contained in this Article VII shall limit in any manner, any remedy at law or in equity to which Ascend or any other member of the Ascend Group shall be entitled against PSI as a result of willful fraud or intentional misrepresentation by PSI.

7.3 Procedures for Indemnification.

    (a) As used in this Section 7.3, the term "Indemnitor" means the party against whom indemnification hereunder is sought, and the term "Indemnitee" means the party seeking indemnification hereunder.

    (b) A claim for indemnification hereunder (an "Indemnification Claim") shall be made by Indemnitee promptly upon the occurrence of an Indemnifiable Loss by delivery of a written notice to Indemnitor requesting indemnification and specifying the basis on which indemnification is sought in reasonable detail (and shall attach relevant documentation related to the Indemnification Claim), the amount of the asserted Indemnifiable Losses and, in the case of a Third Party Claim (as defined below), containing (by attachment or otherwise) such other information as Indemnitee shall have concerning such Third Party Claim.

    (c) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 7.4 hereof shall be observed by Indemnitee and Indemnitor.

    (d) If the Indemnification Claim involves a matter other than a Third Party Claim, Indemnitor shall have thirty (30) days to object to such Indemnification Claim by delivery of a written notice of such objection to Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by Indemnitor, and the Indemnification Claim shall thereafter be paid by Indemnitor in accordance with Section 7.3(e) hereof. If an objection is timely delivered by Indemnitor and the dispute is not resolved within twenty (20) business days from the delivery of such objection (the "Negotiation Period"), such dispute shall be resolved by arbitration in accordance with the provisions of Section 8.10 hereof.

    (e) Upon determination of the amount of an Indemnification Claim, whether by
(i) an agreement between Indemnitor and Indemnitee, (ii) an arbitration award, or (iii) a final judgment (after expiration of all periods for appeal of such judgment) or other final nonappealable order, Indemnitor shall pay the amount of such Indemnification Claim by check within ten (10) days of the date such amount is determined.

      7.4 Defense of Third Party Claims. Should any claim be made, or suit or proceeding (including, without limitation, a binding arbitration or an audit by any taxing authority) be instituted against Indemnitee which, if prosecuted successfully, would be a matter for which Indemnitee is entitled to indemnification under this Agreement (a "Third Party Claim"), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

    (a) Indemnitee shall give Indemnitor written notice of any such claim promptly after receipt by Indemnitee of notice thereof, and Indemnitor will undertake control of the defense thereof by counsel of its own choosing. Indemnitee may participate in the defense through its own counsel at its own expense. If Indemnitor fails or refuses to undertake the defense of such Third Party Claim within ten (10) days after written notice of such claim has been delivered to Indemnitor by Indemnitee, Indemnitee shall have the right to undertake the defense, compromise and, subject to Section 7.5, settle such Third Party Claim with counsel of its own choosing. In the circumstances described in the preceding sentence, Indemnitee shall, promptly upon its assumption of the defense of such Third Party Claim, make an Indemnification Claim as specified in
Section 7.3(a) which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein. Failure of Indemnitee to furnish written notice to Indemnitor of a Third Party Claim shall not release Indemnitor from Indemnitor's obligations hereunder, except to the extent Indemnitor is prejudiced by such failure.

    (b) Indemnitee and Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of Indemnitee as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witness in any proceeding relating to such claim.

7.5 Settlement of Third Party Claims. Unless Indemnitor has failed to fulfill its obligations under this Article VII, no settlement by Indemnitee of a Third Party Claim shall be made without the prior written consent by or on behalf of Indemnitor. If Indemnitor has assumed the defense of a Third Party Claim as contemplated by Section 7.4(a), no settlement of such Third Party Claim may be made by Indemnitor without the prior written consent by or on behalf of Indemnitee, which consent shall not be unreasonably withheld or delayed. In the event of any dispute regarding the reasonableness of a proposed settlement, the party that will bear the larger financial loss resulting from such settlement shall make the final determination in respect thereto, which determination shall be final and binding on all involved parties.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

    8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Ascend, to:

    Ascend Communications, Inc.
    One Ascend Plaza
    1701 Harbor Bay Parkway
    Alameda, CA 94502
    Attention: Vice President--Finance
    Fax: (510) 337-2638

    with a copy to:

    Gray Cary Ware & Freidenrich, A Professional Corporation
    400 Hamilton Avenue
    Palo Alto, CA 94301
    Attention: Thomas W. Furlong, Esq.
    Fax: (415) 327-3699

    (b) if to PSI, to

    PSINet Inc.
    510 Huntmar Park Drive
    Herndon, VA 20170
    Attention: William L. Schrader
    Fax: (703) 904-1608

    with a copy to:

    Nixon, Hargrave, Devans & Doyle LLP
    Clinton Square
    P.O. Box 1051
    Rochester, NY 14603
    Attention: Lori B. Green, Esq.
    Fax: (716) 263-1600

8.2 Interpretation. When a reference is made in this Agreement to a section, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 1, 1997. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In determining whether a Material Adverse Effect exists with respect to a party, materiality shall be determined on the basis of the applicable party and all of its subsidiaries, taken together as a whole, and not on the basis of the party or any single subsidiary alone. Reference to a party's "knowledge" mean actual knowledge after reasonable inquiry of such party's directors, officers, and other management-level employees who could reasonably be expected to have knowledge of such matters. As used in this Agreement, the term "Governmental Entity" means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, official, organization, and any court or other tribunal).

     8.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.4 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    8.5 Nonsurvival of Representations, Warranties and
Agreements. Except as explicitly set forth in this Agreement, none of the representations, warranties and agreements in this Agreement or in any closing certificate delivered pursuant to this Agreement shall survive the Closing.

    8.6 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

    8.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

    8.8 Assignment. Neither this
Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    8.9
Third Party Beneficiary. Nothing contained in this Agreement is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under, or by reason of this Agreement.

    8.10 Arbitration. Any disputes between Ascend and
PSI with respect to this Agreement shall be settled by binding, final arbitration in accordance with the commercial arbitration rules of the American Arbitration Association then in effect (the "AAA Rules"). Any arbitration proceeding shall be conducted in Chicago, Illinois. The following arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available.

    (a) Any such arbitration shall be conducted before a single arbitrator who shall be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

    (b) The AAA Rules for the selection of the arbitrator shall be followed.

    (c) Ascend and PSI shall each advance fifty percent (50%) of the initial compensation to be paid to the arbitrator in any such arbitration and fifty percent (50%) of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that the arbitrator shall have the discretion to grant to the prevailing party in any arbitration an award of attorneys' fees and costs, and all costs of arbitration.

    (d) The parties shall be entitled to conduct discovery proceedings in accordance with the provisions of the Federal Rules of Civil Procedure, subject to any limitation imposed by the arbitrator.

    (e) For any claim submitted to arbitration, the burden of proof shall be as it would be if the claim were litigated in a judicial proceedings.

    (f) Upon the conclusion of any arbitration proceeding hereunder, the arbitrator shall render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached by him or her and shall deliver such documents to each party to this Agreement along with a signed copy of the award.

    (g) The arbitrator chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

    (h) The parties acknowledge that, except as specifically provided in this Agreement, no other action need be taken by either party before proceeding directly in accordance with the provisions of this Section.

     (i) The arbitration provisions set forth in this Section 8.10 are intended by the parties to be exclusive for all purposes and applicable to each and every controversy, dispute and/or claim in any manner arising out of or relating to this Agreement, the meaning, application and/or interpretation of this Agreement, any breach hereof and/or any voluntary or involuntary termination of this Agreement with or without cause, including, without limitation, any such controversy, dispute and/or claim which, if pursued through any state or federal court or administrative agency, would arise at law, in equity and/or pursuant to statutory, regulatory and/or common law rules, regardless of whether any such dispute, controversy and/or claim would arise in and/or from contract, tort or any other legal and/or equitable theory or basis. Notwithstanding the foregoing, the parties shall at all times have and retain the full, complete and unrestricted right to seek injunctive relief for any breach or threatened breach of any term, provision or covenant of Section 4.6 of this Agreement. The prevailing party in any action instituted pursuant to this Section 8.10(i), or in any appeal from any arbitration conducted pursuant to this Section 8.10, shall be entitled to recover from the other party its reasonable attorneys' fees and other expenses incurred in such litigation.

    IN WITNESS WHEREOF, each of Ascend and PSI has caused this Agreement to be signed by its respective officer thereunto duly authorized, and the Stockholder has signed this Agreement, as of the date first written above.

ASCEND COMMUNICATIONS, INC.       PSINET INC.

By: /s/ Michael Johnson           By: /s/William L. Schrader
    -----------------------           -----------------------------
Title: Controller & CAO            Title: Chairman, President & CEO
       ----------------                   -------------------------

                Exhibits to the Stock Acquisition Agreement, dated as of February 1, 1997 have been omitted pursuant to
                Item 601(b)(2) of Securities and Exchange Commission (the "Commission") Regulation S-K. The following is a list of omitted Exhibits which the Registrant agrees to furnish supplementally to the Commission upon request:

EXHIBITS

A      Opinion of PSI Counsel
B      Distribution Agreement between PSI and InterCon
C      Opinion of Ascend Counsel
       InterCon Disclosure Schedule to Stock Acquisition Agreement